Exhibit 99.1



                  FACTORY 2-U STORES, INC. NAMES NORMAN DOWLING
                             CHIEF FINANCIAL OFFICER

 Former Vice President of Finance of PETCO Brings 22 Years of High-Level Finance
                   Experience Across Multiple Industry Sectors


     SAN DIEGO, March 22, 2004 - Factory 2-U Stores, Inc. (FTUSQ.PK) today announced that Norman Dowling has joined the Company as Executive Vice President and Chief Financial Officer, effective immediately. Mr. Dowling, 41, joins Factory 2-U Stores from PETCO Animal Supplies, Inc. (Nasdaq: PETC), a leading specialty retailer of premium pet foods, supplies and services, where he served as Vice President, Finance since November 1999.

     Mr. Dowling brings 22 years of experience in finance across multiple industry sectors. Prior to joining PETCO, he served as CFO and Secretary of CinemaStar Luxury Theaters, Director of Finance at Advanced Marketing Systems, and Director of Mergers & Acquisitions at Medical Imaging Centers of America, Inc. A native of Dublin, Ireland, Mr. Dowling has a Bachelor of Commerce degree from University College Dublin.

     Norman G. Plotkin, Chief Executive Officer of Factory 2-U Stores, said, "With his high-level financial experience spanning the retail, entertainment and marketing sectors, and responsibilities that have ranged from financial planning to corporate governance, Norman has a diverse set of skills and experiences that will be immensely useful to our company as we proceed with our reorganization. We are pleased to have him as a member of our team."

     Factory 2-U Stores also announced that, on March 16, 2004, Mr. Plotkin was elected to the Company's Board of Directors.

About Factory 2-U Stores, Inc.

     Factory 2-U Stores, Inc. operates 195 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company currently operates 28 stores in Arizona, 56 stores in southern California, 55 stores in northern California, 7 stores in Nevada, 7 stores in New Mexico, 10 stores in Oregon, 23 stores in Texas, and 9 stores in Washington. As previously announced, the Company recently closed 44 stores.



     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, the inherent uncertainties of proceedings under Chapter 11 of the Bankruptcy Code, the effects of the delisting of our common stock by Nasdaq, and other risks detailed in the Company's Securities and Exchange Commission filings.

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Contacts:

MEDIA ONLY

         Michael Freitag
         Kekst and Company
         (212) 521-4800

INVESTORS

         Factory 2-U Investor Information
         (888) 201-9603

         or

         James K. White
         Kehoe, White & Co., Inc.
         (562) 437-0655